                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY



--------------------------------------------------------------------------------



                            ASSET PURCHASE AGREEMENT


                                      AMONG


                             CLAIRE'S STORES, INC.,


                              VENATOR GROUP, INC.,


                         VENATOR GROUP SPECIALTY, INC.,


                           VENATOR GROUP CANADA INC.,


                          AFTERTHOUGHTS BOUTIQUES, INC.


                                       AND


                               AFTERTHOUGHTS, INC.




                          DATED AS OF NOVEMBER 1, 1999


--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


                                                                                                                 PAGE
                                                                                                                 ----

ARTICLE I - SALE AND PURCHASE OF ASSETS...........................................................................1
         1.01     Sale and Purchase of Assets.....................................................................1
         1.02     Purchase Price..................................................................................4
         1.03     Purchase Price Adjustment.......................................................................4
         1.04     Purchase Price Allocation.......................................................................5
         1.05     Prorations......................................................................................5
         1.06     Post-Effective Time Amount......................................................................4
         1.07     Disputes........................................................................................5
         1.08     Payment of Post-Effective Time Amount...........................................................5


ARTICLE II - CLOSING..............................................................................................7
         2.01     Closing.........................................................................................7
         2.02     Deliveries by Seller............................................................................7
         2.03     Deliveries by Buyer.............................................................................8

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLER............................................................8
         3.01     Corporate Existence and Qualification...........................................................8
         3.02     Authority, Approval and Enforceability..........................................................9
         3.03     No Default or Consents..........................................................................9
         3.04     No Proceedings..................................................................................9
         3.05     Absence of Litigation..........................................................................10
         3.06     Brokers........................................................................................10
         3.07     Environmental Matters..........................................................................10
         3.08     Real Property..................................................................................10
         3.09     Personal Property..............................................................................11
         3.10     Contracts......................................................................................12
         3.11     Compliance with Laws...........................................................................12
         3.12     Tax Matters....................................................................................12
         3.13     Personnel......................................................................................13
         3.14     Permits........................................................................................14
         3.15     Employee Benefit Plans.........................................................................14
         3.16     Intellectual Property Rights...................................................................15
         3.17     Financial Statements; Liabilities; No Material Adverse Change..................................16
         3.18     Absence of Certain Changes.....................................................................16
         3.19     Ownership of Division Assets...................................................................18
         3.20     Inventory......................................................................................18
         3.21     Suppliers; Sales...............................................................................18
         3.22     Absence of Certain Business Practices..........................................................18

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER.............................................................19
         4.01     Organization and Qualification; Subsidiaries...................................................19
         4.02     Authority, Approval and Enforceability.........................................................19
         4.03     No Default or Consents.........................................................................19
         4.04     No Proceedings.................................................................................20
         4.05     Brokers........................................................................................20






ARTICLE V - CONDUCT OF BUSINESS PENDING THE CLOSING..............................................................20
         5.01     Conduct of Business by the Division Pending the Closing........................................20

ARTICLE VI- ADDITIONAL AGREEMENTS................................................................................23
         6.01     Appropriate Action; Consents; Filings; Further Assurances......................................23
         6.02     Access to Information; Confidentiality.........................................................24
         6.03     Casualty Loss..................................................................................24
         6.04     Additional Financial Statements................................................................25
         6.05     Notification of Certain Matters................................................................25
         6.06     Public Announcements...........................................................................25
         6.07     Employment Matters.............................................................................26
         6.08     Noncompetition; Nonsolicitation; Nondisclosure.................................................26
         6.09     Representations................................................................................27
         6.10     Bulk Transfers; Other Taxes....................................................................27

ARTICLE VII - CONDITIONS TO THE CLOSING..........................................................................28
         7.01     Conditions to the Obligations of Each Party....................................................28
         7.02     Conditions to the Obligations of Buyer.........................................................28
         7.03     Conditions to the Obligations of Seller........................................................29
         7.04     Material Adverse Affect........................................................................29


ARTICLE VIII - INDEMNIFICATION...................................................................................30
         8.01     Indemnification of Buyer.......................................................................30
         8.02     Indemnification of Seller......................................................................30
         8.03     Third-Party Claims.............................................................................31
         8.04     Indemnification Not Involving Third-Party Claims; Notice.......................................32

ARTICLE IX - TERMINATION, AMENDMENT AND WAIVER...................................................................33
         9.01     Termination....................................................................................33
         9.02     Method of Termination; Effect of Termination...................................................33
         9.03     Fees and Expenses..............................................................................34
         9.04     Amendment......................................................................................34
         9.05     Waiver.........................................................................................34

ARTICLE X - DEFINITIONS..........................................................................................34
         10.01    Affiliate......................................................................................34
         10.02    Collateral Agreements..........................................................................34
         10.03    Contract.......................................................................................34
         10.04    Damages........................................................................................35
         10.05    Financial Statements...........................................................................35
         10.06    Governmental Authority.........................................................................35
         10.07    Intellectual Property Rights...................................................................35
         10.08    Knowledge of Seller............................................................................36
         10.09    Legal Requirements.............................................................................36
         10.10    Lien...........................................................................................36
         10.11    Permits........................................................................................36
         10.12    Person.........................................................................................36
         10.13    Real Property..................................................................................36
         10.14    Regulations....................................................................................36
         10.15    Seller Material Adverse Effect.................................................................36
         10.16    Tax or Taxes...................................................................................37






         10.17    Tax Return.....................................................................................37
         10.18    Used...........................................................................................37

ARTICLE XI - GENERAL PROVISIONS..................................................................................37
         11.01    Survival of Representations, Warranties and Agreements.........................................37
         11.02    Notices........................................................................................38
         11.03    Accounting Terms...............................................................................39
         11.04    Severability...................................................................................39
         11.05    Entire Agreement; Assignment...................................................................39
         11.06    Parties in Interest............................................................................39
         11.07    Specific Performance...........................................................................40
         11.08    Governing Law..................................................................................40
         11.09    Assignment of Contracts........................................................................40
         11.10    Headings.......................................................................................40
         11.11    Counterparts...................................................................................40
         11.12    Construction...................................................................................41
         11.13    Brokers........................................................................................41
         11.14    Remedies.......................................................................................41
         11.15    Waiver.........................................................................................41


                                LIST OF SCHEDULES


Schedule 1.01(a).....................................Excluded Assets
Schedule 1.01(b).....................................Sublease Agreements
Schedule 1.01(c).....................................Assumed Obligations
Schedule 1.03(b).....................................Certain Leases
Schedule 1.04........................................Purchase Price Allocation

                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of November 1, 1999, is entered into by and among Claire's Stores, Inc., a Delaware corporation (the "Buyer"), and Venator Group, Inc., a New York corporation, Venator Group Specialty, Inc., a New York corporation, Venator Group Canada Inc., a Canadian federal corporation, Afterthoughts Boutiques, Inc., a Delaware corporation, and AfterThoughts, Inc., a Delaware corporation (collectively, "Seller"). Certain other capitalized terms used herein and not otherwise defined shall have the meanings set forth in Article X.


                                    RECITALS

         Seller owns all the assets and properties (collectively, the "Assets") owned or Used by the Afterthoughts division of Seller (the "Division"). Buyer desires to purchase the business of the Division and the Assets, and Seller desires to sell the business of the Division and the Assets, upon the terms and subject to the conditions set forth herein. The Division operates approximately 750 stores throughout the United States and Canada that feature fashion jewelry, accessories, cosmetics and gifts.


                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties agree as follows:


                     ARTICLE I - SALE AND PURCHASE OF ASSETS

         1.01     SALE AND PURCHASE OF ASSETS.

                  (a) On the terms and subject to the conditions of this Agreement, at the Closing referred to in Section 2.01, Seller shall sell, convey, assign, transfer and deliver to Buyer and Buyer shall purchase, acquire and accept delivery of, the Assets described below, wherever located, effective as of the Effective Time, except for those assets specifically listed on
Schedule 1.01(a) (such specifically listed assets being referred to as the "Excluded Assets"):

                       (i) all accounts receivable attributable to the Division's business and at least $250 of cash in each of the Division's United States retail stores and at least $200 Canadian in each of the Division's Canadian retail stores;

                       (ii) all inventories and other materials of the Division wherever located and including all inventory in transit or on order and not yet delivered, and all rights with respect to the processing and completion of any work-in-process of the Division, including the right to collect and receive charges for services performed by the Division with respect thereto;

                       (iii) all supplies, equipment, furniture, fixtures, leasehold improvements and other tangible property Used by the Division or acquired for Use by Seller solely for the Division in connection with its business, and any right, title and interest of Seller, as lessee, in any leases related to the business of the Division;

                       (iv) all of Seller's right, title and interest in and to the Contracts listed or required to be listed on Section 3.10 of Seller Disclosure Statement (as defined in Article III) and any Contract entered into in the ordinary course of business solely relating to the Division's business or the Assets that is not required to be set forth in the Seller Disclosure Statement pursuant to Section 3.10;

                       (v) all proprietary knowledge, trade secrets, technical information, quality control data, processes (whether secret or not), methods, and other similar know-how or rights solely Used in the conduct of the Division's business, including, but not limited to, the areas of manufacturing, marketing, advertising and personnel training and recruitment;

                       (vi) all utility, security and other deposits and prepaid expenses attributable to the Division's business, except as provided in
         Section 1.05;

                       (vii) the Division's business as a going concern and its franchises, telephone numbers of the Leased Premises, customer lists, vendor lists, advertising materials and data, restrictive covenants, together with all books, computer software, files, papers, records and other data of the Division relating to the assets, properties, business and operations of the Division;

                       (viii) all Intellectual Property Rights and Permits (to the extent such Permits are transferable without consent) solely Used by the Division; and

                       (ix) all of Seller's right, title and interest in and to the Leases listed or required to be listed on Section 3.08 of the Seller Disclosure Statement.

                  (b) METHOD OF CONVEYANCE. The sale, transfer, conveyance, assignment and delivery by Seller of the Assets to Buyer in accordance with
Section 1.01(a) shall be effected on the Closing Date (as defined in Section 2.01) by Seller's execution and delivery to Buyer of one or more bills of sale, assignments, sublease agreements in form and substance reasonably satisfactory to Buyer and Seller (which sublease agreements will contain the terms contained in Schedule 1.01(b)) with regard to the retail stores of the Division listed on
Schedule 1.01(b) of the Seller Disclosure Statement and other conveyance instruments with respect to Seller's transfer of Intellectual Property Rights, Real Property interests, Leases, Contracts and other Assets in form and scope reasonably satisfactory to Buyer (collectively the "Conveyance Documents."). At the Closing, good title to all of the Assets shall be transferred, conveyed, assigned and delivered by Seller to Buyer pursuant to the Conveyance Documents, free and clear of any and all Liens (other than Liens specifically assumed by Buyer in connection with Leases transferred to Buyer).

                  (c) ASSUMED OBLIGATIONS. At the Closing, Buyer shall assume, and shall agree to satisfy and discharge as the same shall become due,
(i) all trade accounts payable incurred in the ordinary course of the Division's business in respect of inventory on order title to which has not passed to Seller as of the Effective Time, (ii) Seller's and/or the Division's liabilities and other obligations arising in respect of periods subsequent to the Effective Time under (A) the Leases, (B) the Contracts listed on Section 3.10 of Seller Disclosure Statement (other than the Contracts which are designated as non-assumed Contracts on the Seller Disclosure Statement) and (C) any Contract entered into in the ordinary course of business solely relating to the Division's business or the Assets that is not required to be set forth in the Seller Disclosure Statement pursuant to Section 3.10, and (iii) the obligations listed on Schedule 1.01(c) (collectively the "Assumed Obligations"). Except as expressly set forth in this paragraph (c), Buyer shall not assume or be responsible at any time for any liability, obligation, debt or commitment of Seller, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise, including but not limited to any liabilities, obligations, debts or commitments of Seller incident to, arising out of or incurred with respect to, this Agreement and consummation of the transactions contemplated hereby (including, subject to Section 6.10, any and all sales, income or other Taxes arising out of the transactions contemplated hereby), and Seller expressly acknowledges and agrees that Seller shall retain, and that Buyer shall not assume or otherwise be obligated to pay, perform, defend or discharge, (a) any liability of Seller that is not directly related to the Division and any liability for Taxes, whether measured by income or otherwise, including without limitation, any liability for Taxes related to the business of the Division for periods ending prior to the Effective Time, (b) any liability of Seller or the Division in connection with any Benefit Plans (as that term is defined in Section 3.15), including, without limitation, any liability of Seller or the Division under ERISA (as defined in Section 3.15), (c) any liability of Seller and/or the Division under any federal, state or local law, rule, regulation, ordinance, program, Permit, or other Legal Requirement relating to health, safety, hazardous substances and environmental matters applicable to the Division's business and/or the Assets (whether or not owned by Seller) that accrued prior to the Closing Date, (d) any liability of Seller, the Division or Buyer in connection with the sale of the Assets or any other aspect of the Division's business under any Legal Requirements relating to bulk transfers, (e) any product liability pertaining to products sold or manufactured by and/or on behalf of the Division and/or Seller in connection with the Division's business prior to the Closing Date, (f) any liabilities or obligations arising from or caused by breach of contract, breach of warranty, tort, infringement or violation of law that occurred prior to the Closing Date or (g) any liabilities or obligations arising from or directly or indirectly related to the Division's business that occurred prior to the Closing Date, including without limitation, any obligations to employees of the Division (other than Assumed Obligations). Seller further agrees to satisfy and discharge as the same shall become due all obligations and liabilities of Seller and/or the Division not specifically assumed by Buyer hereunder. Buyer's assumption of the Assumed Obligations shall in no way expand the rights or remedies of third parties against Buyer as compared to the rights and remedies which such parties would have had against Seller or the Division had the transactions contemplated by this Agreement not been consummated.

                  (d) INTERIM OPERATIONS. Seller covenants and agrees that, from the Effective Time to the Closing, except as otherwise expressly provided for in this Agreement, Seller shall, and shall cause the Division to, operate the business of the Division for the benefit of Buyer (provided that the transactions contemplated by this Agreement are consummated) in the ordinary course and in a manner consistent in all material respects with past practices, unless Buyer shall otherwise agree in writing. At the Closing, in addition to the sale of the Assets, Seller shall also be required to deliver to Buyer cash received by Seller for the account of Buyer in an amount equal to all revenues (including amounts received for gift certificates and gift cards) and amounts received by Seller in connection with the business of the Division from the Effective Time to the date immediately prior to the Closing Date, less (A) $25,000 for each day after the Effective Time to the day immediately prior to the Closing Date, (B) all expenses for periods incurred from and after the Effective Time to the Closing Date and actually paid, or liable to be paid, by Seller after the Effective Time in the ordinary course of the business of the Division consistent with past practices and (C) the net amount of all expenses actually paid prior to the Closing Date that are required to be prorated pursuant to Section 1.05 (the "Post-Effective Time Amount").



         1.02 PURCHASE PRICE. Subject to adjustment as provided in Section 1.03, Buyer shall pay to Seller $250,000,000 (as adjusted, the "Purchase Price") by wire transfer to an account specified by Seller. Seller shall specify such account at least three business days prior to Closing.

         1.03 PURCHASE PRICE ADJUSTMENT. In the event that the lessor of any Lease set forth on Schedule 1.03(b) obtains a final, nonappealable order against Buyer evicting Buyer from the retail store covered by such Lease as a result of the breach of the Lease by Seller or Buyer in connection with the assignment of the Lease from Seller to Buyer or Buyer's occupancy of the related Leased Premises without lessor's consent, then in addition to Seller's obligations under Section 6.01(e), Seller shall be required to reimburse to Buyer a portion of the Purchase Price equal to the greater of (i) the minimum termination amount for such Lease set forth on Schedule 1.03(b) or (ii) an amount equal to the number of whole or partial calendar months (but in no event shall such number of months exceed 48 for purposes of this calculation) from the date Buyer vacates such retail store through the expiration date of such Lease as set forth on
Schedule 1.03(b) times the monthly termination amount set forth on Schedule 1.03(b) for such Lease (the "Purchase Price Adjustment"). The Purchase Price Adjustment with respect to any Lease shall be payable by Seller to Buyer within five business days after Buyer vacates the retail store covered by such Lease.

         1.04 PURCHASE PRICE ALLOCATION. The Purchase Price shall be allocated among the Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder. The allocation of the Purchase Price shall be agreed upon by Seller and Buyer prior to the Closing and shall be set forth on Schedule 1.04. Seller and Buyer agree to file timely all returns required under Code Section 1060 and the regulations promulgated thereunder based on the allocations set forth on Schedule 1.04 and further agree that they will not take any position inconsistent therewith on any Tax Return or other document of any kind in the course of any audit, examination or other proceeding by any Governmental Authority.

         1.05 PRORATIONS. All Lease related expenses of the Division's business (including, without limitation, rent, real estate taxes, personal property taxes, utilities, common area maintenance charges, deposits and prepaid expenses) other than percentage rent and insurance shall be prorated between Seller and Buyer as of the Effective Time. In the event that Buyer or Seller shall receive invoices for such expenses that are required to be prorated pursuant to this Section, then Buyer or Seller, as the case may be, shall promptly notify the other party as to the amount of the expense subject to proration and the responsible party shall pay its portion of such expense without interest (or, in the event such expense has been paid on behalf of the responsible party, reimburse the other party for its portion of such expense without interest). Such expense shall be paid by the responsible party to the other party at least five business days prior to the due date of such expense (or, in the event such expense has been paid on behalf of the responsible party, be reimbursed to the responsible party by the other party for its portion of such expense within ten business days after receiving such notice). Without limiting the generality of the foregoing, percentage rent payable in respect of any Lease shall be allocated between Seller and Buyer based on net sales of the Seller versus net sales of the Buyer during the applicable period. There shall be no proration of the Division's insurance premiums. In determining the amount of such expenses that either party is required to pay to the other pursuant to this Section, the prorated Lease related expenses included in the calculation of the Post-Effective Time Amount shall be taken into effect.

         1.06 POST-EFFECTIVE TIME AMOUNT. As soon as practical (and in no event later than 45 days after the Closing Date), Seller shall cause to be prepared and delivered to Buyer a calculation of the Post-Effective Time Amount. Buyer and its accountants shall be entitled to review Seller's calculations of the Post-Effective Time Amount, and any working papers, trial balances and similar materials relating to the Post-Effective Time Amount prepared by Seller or its accountants. Each party shall provide the other party and its accountants with timely access, during normal business hours, to personnel, properties, books and records of such party to the extent related to the determination of the amount of the Post-Effective Time Amount.

         1.07 DISPUTES. The following clauses (i) and (ii) set forth the procedures for resolving disputes among the parties with respect to the determination of the amount of Post-Effective Time Amount:

                  (i) Within 30 days after delivery to Buyer of Seller's calculation of the amount of the Post-Effective Time Amount pursuant to this Article I, Buyer may deliver to Seller a written report (a "Buyer's Report") prepared by Buyer's accountants (the "Buyer's Accountants") advising Seller either that the Buyer's Accountants (A) agree with Seller's calculations of the amount of the Post-Effective Time Amount, or (B) deem that one or more adjustments are required. The costs and expenses of the services of the Buyer's Accountants shall be borne by Buyer. If Seller shall concur with the adjustments proposed by Buyer's Accountants, or if Seller shall not object thereto in a writing delivered to Buyer within 15 days after Seller's receipt of Buyer's Report, the calculations of the Post-Effective Time Amount set forth in such Buyer's Report shall become final and shall not be subject to further review, challenge or adjustment absent fraud. If Buyer does not submit a Buyer's Report within the 30-day period provided herein, then the amount of the Post-Effective Time Amount as calculated by Seller shall become final and shall not be subject to further review, challenge or adjustment absent fraud.

                  (ii) If Seller disagrees with one or more adjustments set forth in Buyer's Report, the parties shall instruct the accountants selected by Seller (the "Seller's Accountants") and Buyer' Accountants to attempt to resolve such disagreements within 30 days after Seller objects to Buyer's Report. In the event that Buyer's Accountants and Seller's Accountants are unable to resolve such disagreements within such 30 day period, then such disagreements shall be referred to a nationally recognized firm of independent certified public accountants experienced in auditing retail store companies and selected by mutual agreement of the Seller's Accountants and Buyer's Accountants (the "Settlement Accountants"), and the determination of the Settlement Accountants shall be final and shall not be subject to further review, challenge or adjustment absent fraud. Buyer and Seller shall use their commercially reasonable efforts to cause the Settlement Accountants to reach a determination not more than 45 days after such referral. The costs and expenses of the services of the Settlement Accountants shall be borne equally by Seller and Buyer.

         1.08 PAYMENT OF POST-EFFECTIVE TIME AMOUNT. In the event that the Post-Effective Time Amount as finally determined pursuant to Sections 1.06 and
1.07 is greater than the amount of the Estimated Post-Effective Time Amount (hereinafter defined), then Seller shall pay Buyer the amount of such difference. In the event that the Post-Effective Time Amount as finally determined pursuant to Sections 1.06 and 1.07 is less than the amount of the Estimated Post-Effective Time Amount, then Buyer shall refund to Seller the amount of such difference. The difference shall be paid by Buyer or Seller, as the case may be, within five business days of the final determination of the amount of the Post-Effective Time Amount by wire transfer to an account designated by the other party.

                              ARTICLE II - CLOSING

         2.01 CLOSING. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Greenberg Traurig, P.A., 200 Park Avenue, New York, New York 10166, at 10:00 a.m., local time, on December 1, 1999 or such other time, date or place, as the parties hereto may agree in writing. Notwithstanding the foregoing, unless the Agreement has been previously terminated pursuant to the provisions of Section 9.01, the Closing shall be delayed until three business days after all of the conditions set forth in Article VII have been satisfied or such other time, date or place, as the parties hereto may agree in writing. The term "Closing Date" shall mean the date on which the Closing occurs. The Closing shall be deemed effective as of 11:59 p.m., local time, on November 30, 1999 (the "Effective Time").

         2.02 DELIVERIES BY SELLER. At or prior to the Closing, Seller shall deliver to Buyer:

               (a) the Conveyance Documents;

               (b) a certificate executed by a duly authorized executive officer of Seller, on behalf of Seller, to the effect that the conditions set forth in
Section 7.02(a) and (c) have been satisfied;

               (c) an opinion, dated on the Closing Date, of Skadden, Arps, Slate, Meagher & Flom L.L.P., legal counsel to Seller, that contains the opinions set forth on Exhibit A and an opinion, dated on the Closing Date, of Osler, Hoskin & Harcourt, Canadian legal counsel to Seller, that contains the opinions set forth on Exhibit B;

               (d) a certificate issued by the appropriate government agency, as of a date reasonably acceptable to Buyer, as to the corporate existence and status of Seller in such jurisdiction;

               (e) all consents obtained by Seller as of the Closing with respect to Leases that require the consent of the landlord and any other consents required in order for Buyer to obtain due and proper transfer or assignment of any of the Assets (except that Seller shall not be required to deliver at the Closing any landlord consents with respect to Leases that have not been obtained prior to the Closing by Seller);

               (f) possession of all originals of agreements, instruments, documents, contracts, deeds, books, records, files, and other data and information within the possession of Seller pertaining to the Division and Assets and copies of all Tax Returns (other than any income Tax Returns) and Employee records within the possession of the Seller pertaining to the Division and the Assets (collectively, the "Records"); provided, however, that Seller may retain copies of any Records that Seller is reasonably likely to need in order to comply with any Legal Requirement or to perform its obligations under Article VIII;

               (g) a transition services agreement (the "Transition Agreement"), executed by Seller, that obligates Seller to provide Buyer with certain computer systems and support, distribution, warehouse and storage facilities and such other services that Seller currently provides to the Division for a period not to exceed six months after the Closing Date and at a cost not to exceed the pro-rated reasonable costs to Seller for such facilities and services and otherwise in substance reasonably acceptable to Seller and Buyer; and

               (h) the estimated amount of the Post-Effective Time Amount, which estimate shall be performed in good faith by Seller immediately prior to the Closing (the "Estimated Post-Effective Time Amount"). The Estimated Post-Effective Time Amount shall be paid by Seller to Buyer at the Closing by wire transfer to an account specified by Buyer at least three business days prior to Closing.

         2.03 DELIVERIES BY BUYER. At or prior to the Closing, Buyer shall deliver to Seller.

               (a) the Purchase Price in accordance with Section 1.02;

               (b) a certificate executed by a duly authorized executive officer of Buyer, on behalf of Buyer, to the effect that the conditions set forth in
Section 7.03(a) have been satisfied;

               (c) an opinion, dated on the Closing Date, of Greenberg Traurig, P.A., legal counsel to Buyer, that contains the opinions set forth on Exhibit C; and

               (d) the Transition Agreement executed by Buyer, any Lease consents, assignments or subleases that are necessary for Buyer to assume Seller's rights and obligations under the Leases from and after the Effective Time and one or more Tax resale certificates for all merchandise inventory transferred by Seller to Buyer at the Closing.


             ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLER

         Except as disclosed in a separate disclosure statement referring to the sections contained in this Agreement, which has been delivered by Seller to Buyer prior to the execution of this Agreement (the "Seller Disclosure Statement"), Seller hereby represents and warrants to Buyer that:

         3.01 CORPORATE EXISTENCE AND QUALIFICATION. Except as set forth in
Schedule 3.01 of the Seller Disclosure Statement, Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, manage, lease and hold the Assets and to carry on the Division's business as and where such Assets are presently located and such business is presently conducted.

         3.02 AUTHORITY, APPROVAL AND ENFORCEABILITY. This Agreement has been duly executed and delivered by Seller, and Seller has all requisite corporate power and legal capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered by Seller in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agreements. This Agreement and each Collateral Agreement to which Seller is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Seller, enforceable against it in accordance with their respective terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.

         3.03 NO DEFAULT OR CONSENTS. Except as disclosed in Section 3.03 of Seller Disclosure Statement, neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will:

               (a) violate or conflict with any of the terms, conditions or provisions of the organizational documents of Seller;

               (b) violate any Legal Requirements applicable to Seller or the Division or the Assets;

               (c) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any Contract or Permit binding upon or applicable to Seller or the Division or the Assets;

               (d) result in the creation of any Lien on any of the Assets; or

               (e) require Seller or the Division to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority, except for applicable requirements of the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") and of comparable Canadian antitrust or competition statutes.

         3.04 NO PROCEEDINGS. No suit, action or other proceeding is pending or, to the Knowledge of Seller, threatened before any Governmental Authority seeking to restrain Seller or prohibit Seller's entry into this Agreement or prohibit the Closing, or seeking Damages against Seller or the Assets as a result of the consummation of the transactions contemplated by this Agreement.

         3.05 ABSENCE OF LITIGATION. Except as disclosed in Section 3.05 of Seller Disclosure Statement, there is no claim, action, proceeding or investigation pending or, to Seller's Knowledge, threatened against Seller with respect to the Assets or the Division's business, before any court, arbitrator or Governmental Authority. As of the date hereof, neither Seller nor any of the Assets is subject to any order, writ, judgment, injunction, decree, determination or award.

         3.06 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the execution and delivery of this Agreement by Seller and/or consummation of the transactions contemplated hereby based upon arrangements made by or on behalf of Seller.

         3.07 ENVIRONMENTAL MATTERS.

               (a) With respect to the Leased Premises (as defined in Section 3.08(a)), Seller has not caused or allowed the generation, treatment, storage or disposal of hazardous wastes or substances (as such terms are defined in any applicable Legal Requirements with respect to environmental matters) at such location other than materials incidental to the operation of the Division's business that have been and are currently used in compliance with applicable Legal Requirements.

               (b) Seller with respect to the Assets is in compliance with all applicable Legal Requirements with respect to environmental matters.

               (c) Since January 1, 1998, Seller has not received any written notice from any Governmental Authority alleging that Seller by virtue of conducting the Division's business is liable under or in breach of any applicable Legal Requirements with respect to environmental matters.

               (d) Except pursuant to the terms of any Lease, to Seller's Knowledge, Seller has not expressly or by operation of law, assumed, undertaken or otherwise become subject to any liability of any other Person under applicable Legal Requirements with respect to environmental matters, including without limitation any obligation for corrective or remedial action, relating the Division's business.

         3.08 REAL PROPERTY.

               (a) Section 3.08 of Seller Disclosure Statement identifies by store number, street address and, where applicable, shopping mall or center, all store locations leased, subleased, occupied or otherwise Used by the Division pursuant to an agreement (the "Leases") by Seller (the "Leased Premises"). The Leased Premises are leased to Seller pursuant to written leases, true and correct copies (including all amendments) of which have been delivered to Buyer. With respect to each Lease: (i) Seller has a good and valid leasehold interest in and to the Leased Premises, and such leasehold interest is subject to no Liens other than those disclosed on Section 3.08 of Seller Disclosure Statement;
(ii) such Lease is in full force and effect and is enforceable in accordance with its terms and Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in such Lease and (iii) except as set forth in Section 3.08(a) of Seller Disclosure Statement, there currently exists no default by Seller or condition which, with the giving of notice, the passage of time or both, could become a default by Seller under any Lease.

               (b) Except as disclosed in Section 3.08(b) of the Seller Disclosure Statement, the Leased Premises are in good condition and repair (subject to normal wear and tear) and are sufficient and appropriate for the conduct of business by the Division as currently conducted. There exists no violation by Seller of any material covenant, condition, restriction, easement, agreement or order affecting any portion of the Leased Premises. All facilities located on the Leased Premises are supplied with adequate utilities and other services necessary for the conduct of the Division's business as currently conducted. There is no pending or, to the Knowledge of Seller, threatened condemnation proceeding, or lawsuit or administrative action affecting any portion of the Leased Premises to which Seller is a named party.

               (c) Except for the Leased Premises listed on Schedule 1.03(b), there are no currently open Leased Premises of Seller listed on Schedule 1.03(a) that generated operating profits (excluding any corporate and divisional overhead allocations and any non-recurring fixed asset write-offs, but including management information systems allocated expenses) greater than $50,000 during the fiscal year ended January 30, 1999.

         3.09 PERSONAL PROPERTY.

               (a) Seller has good title to all personalty of any kind or nature which are included in the Assets, including without limitation the Intellectual Property Rights, free and clear of all Liens, except for (i) Liens disclosed on
Section 3.09 of Seller Disclosure Statement (which Liens will be released as of the Closing); (ii) Liens for non-delinquent Taxes and non-delinquent statutory liens arising other than by reason of default; and (iii) statutory Liens of landlords, Liens created pursuant to any Leases and Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due. Seller and Division, as lessees, have the right under valid and subsisting leases to use, possess and control all personalty leased by and material to the Division's business as now Used, possessed and controlled by Seller or Division, as applicable. The Assets, together with the Excluded Assets, and the assets of Seller or its affiliates that are used to provide the types of services and facilities to be provided pursuant to the Transition Agreement, taken as a whole, are sufficient to operate the business of the Division in the ordinary course as currently being conducted by Seller.

               (b) All machinery, equipment and other tangible assets (other than Inventory) currently being Used by the Division which are owned or leased by Seller have been maintained in operating condition consistent with past practices, are usable in the ordinary course of business and are reasonably adequate and suitable for the uses for which they are being Used.

         3.10 CONTRACTS. Section 3.10 of Seller Disclosure Statement is a complete list of all Contracts of Seller (other than the Leases) that are currently in effect (except for those set forth in clause (x) below), that relate to the business or employees of the Division or the Assets and that are
(i) Contracts which provide for the receipt or expenditure after the date of this Agreement, of more than $50,000 other than inventory purchases in the ordinary course of business; (ii) Contracts for capital expenditures or acquisitions in excess of $50,000 for one project or set of related projects or $200,000 in the aggregate; (iii) Contracts relating to guarantees of third party obligations; (iv) Contracts (including non competition agreements) which restrict the kinds of businesses in which the Division may engage or the geographical area in which it may conduct its business; (v) Contracts relating to the borrowing of money, the granting of Liens or lines of credit, in each case, involving an amount in excess of $50,000, individually, or $200,000 in the aggregate; (vi) Contracts relating to collective bargaining; (vii) Contracts (whether as licensor or licensee, assignor or assignee) relating to any Intellectual Property Rights; (viii) Contracts relating to brokerage or finder's agreements; (ix) Contracts relating to joint venture agreements, partnership agreements or similar agreements; (x) Contracts relating to stock purchase agreements, asset purchase agreements or other acquisition or divestiture agreements; (xi) Contracts relating to employment, consulting or management agreements; or (xii) Contracts with the Seller or any of its Affiliates that relate to the Assets or the business of the Division. True and correct copies of all the Contracts (including all amendments) have been delivered to Buyer, except as noted in Section 3.10 of Seller Disclosure Statement. Except as disclosed in Section 3.10 of Seller Disclosure Statement, (i) all Contracts are valid and subsisting and in full force and effect, and Seller has duly performed its obligations thereunder in all material respects to the extent such obligations have accrued; and (ii) no breach or default by Seller, or, to Seller's Knowledge, by any other party thereto, has occurred. Following the Closing, Buyer will be entitled to all of the benefits that Seller was otherwise entitled to under each Contract listed or required to be listed on Section 3.10 of Seller Disclosure Statement.

         3.11 COMPLIANCE WITH LAWS. Except for matters relating to environmental matters (which are the subject of Section 3.07), Seller is in compliance in all material respects with all Legal Requirements applicable to the Division or the Assets.

         3.12 TAX MATTERS.

               (a) Seller has filed all Tax Returns (other than those that are not material or are based on income) with respect to the Division or its Assets that it was required to file prior to the date hereof. All such Tax Returns were correct and complete in all respects. All Taxes owed by Seller (whether or not shown on any Tax Return) have been paid. There are no security interests on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

               (b) Seller has withheld and paid all Taxes required to have been withheld and paid by applicable Legal Requirements with respect to the Division or the Assets.

               (c) Except as shown in Section 3.12(c) of the Seller Disclosure Statement, to Seller's Knowledge, there is no dispute or claim concerning any Tax liability of Seller with respect to the Division or the Assets.

               (d) Seller has not waived with respect to the Division or the Assets any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

         3.13 PERSONNEL.

               (a) Section 3.13 of the Disclosure Statement sets forth of the names and annual rates of compensation of the officers, the district managers, merchandise buyers, marketing and advertising executives and other senior managers of the Division (the "Executives"). Section 3.13 of the Disclosure Statement also summarizes the bonus, profit sharing, percentage compensation, automobile, club membership, and other benefits, if any, provided, paid, payable or otherwise provided by or on behalf of Seller to, or for the benefit of, the employees (including the Executives) of the Division (the "Employees") from January 1, 1998 through the date hereof. Section 3.13 of the Disclosure Statement also contains a brief description of all material terms of employment agreements and confidentiality agreements with the Executives. Section 3.13 of the Disclosure Statement also contains a brief description of all material terms of all severance benefits which any Employee is or may be entitled to receive. Seller has delivered to Buyer true, correct and complete copies of all such employment agreements, confidentiality agreements, and all other agreements, plans, and other instruments to which Seller is a party and under which the Employees are entitled to receive benefits of any nature.

               (b) Except as set forth in Section 3.13 of the Disclosure Statement, Seller is not a party to or bound by any and, to Seller's Knowledge there are no, agreements or arrangements on behalf of any Employee providing for severance payments, accelerated vesting or similar benefits following termination of their employment with Seller or for any payment, accelerated vesting or other benefits to such person contingent upon the execution of this Agreement or the Closing. There are no collective bargaining agreements to which Seller is a party related to the Employees.

               (c) Except as set forth in Section 3.13 of the Seller Disclosure Statement, Seller has not failed to pay when due any wages, bonuses, commissions, taxes, penalties or assessments, owed to, or arising out of the employment of, any Employee.

               (d) Seller is in material compliance with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, and is not engaged in any unfair labor or unfair employment practices related to the Employees.

               (e) There is no unfair labor practice charge or complaint or any other matter against (or to Seller's Knowledge, involving) Seller relating to the Employees or the Division pending or, to Seller's Knowledge, threatened before any Government Entity.

               (f) Except as set forth in Section 3.13 of the Seller Disclosure Statement, there are no investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) pending or, to Seller's Knowledge, threatened before the Equal Employment Opportunity Commission or any other Government Entity against or involving Seller relating to the Employees or the Division.

               (g) There are no Legal Proceedings involving violations of local, state or federal occupational safety and health laws pending or, to Seller's Knowledge, threatened before the Occupational Safety and Health Review Commission or any other Government Entity against or involving Seller relating to the Employees or the Division.

               (h) No agreement, arbitration or court decision or governmental order to which Seller is a party or by which it or any of the Assets are bound or subject in any way limits or restricts Seller from relocating or closing the business of the Division.

               (i) The employment of each Employee, except as set forth in
Section 3.13 of the Seller Disclosure Statement, is terminable at the will of Seller. Except as set forth in Section 3.13 of the Seller Disclosure Statement, Seller (not including the Executives) is not aware that any Executive, or that any group of Employees, intends to terminate their employment with Seller, and Seller does not have a present intention to terminate the employment of any of the foregoing, except as contemplated by this Agreement.

         3.14 PERMITS. Seller has all Permits related to the Assets and the business of the Division, except for those Permits the failure to have would not, individually or in the aggregate, have a Seller Material Adverse Effect. To the Knowledge of Seller, all of the Permits are in full force and effect and are properly posted, except where the failure to be so in effect or posted would not have a Seller Material Adverse Effect. No outstanding notice of cancellation or termination has been delivered to Seller in connection with any such Permit nor, to the Knowledge of Seller, has any such cancellation or termination been threatened. To the Knowledge of Seller, no application, action or proceeding for the modification of any such Permit is pending or threatened that may result in the revocation, modification, nonrenewal or suspension of any Permit. Seller has filed when due all documents required to be filed with any Governmental Authority in connection with such Permits and, at the time of the filing thereof, all such filings were accurate and complete in all material respects.

         3.15 EMPLOYEE BENEFIT PLANS.

               (a) Section 3.15 of Seller Disclosure Statement contains a list of each employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and each plan, program, policy, practice, arrangement or contract (whether group or individual) providing for payments, deferred compensation or benefits or reimbursements to employees or former employees (or their beneficiaries or dependents) of the Division.

               (b) Each Benefit Plan in which Employees or former employees (or their respective beneficiaries or dependents) of the Division participate (collectively, the "Division Participants") and any related trust, insurance contract or fund has been maintained, funded and administered in compliance in all material respects with its respective terms and in compliance in all material respects with all applicable laws and regulations, including, but not limited to, ERISA and the Code, and there are no pending or, to the Knowledge of Seller, threatened claims or disputes involving the Benefit Plans made by any Division Participant (other than claims for benefits in the ordinary course of business).

               (c) Buyer shall not incur any liability or obligation under any Benefit Plan as result of the consummation of the transactions contemplated by this Agreement.

         3.16 INTELLECTUAL PROPERTY RIGHTS.

               (a) Seller owns exclusively, or has the exclusive right and license to use, and to transfer to Buyer, the right and license to use, all Intellectual Property Rights necessary and incidental to the conduct of the business of the Division as presently conducted and as presently proposed to be conducted and such exclusive ownership rights and rights to use are sufficient for such conduct of the business of the Division. Section 3.16 of the Seller Disclosure Statement contains an accurate, current and complete list of the United States and Canadian trademarks, service marks, patents and registered copyrights Used by the Seller in the conduct of the business of the Division (the "Scheduled Intellectual Property Rights").

               (b) The Scheduled Intellectual Property Rights are valid and subsisting, unrevoked and uncancelled and Seller is the sole and exclusive owner and the owner of record thereof or the exclusive licensee thereof.

               (c) Except as set forth in Section 3.16 of the Seller Disclosure Statement, the Intellectual Property Rights are free and clear of, or upon the Closing Date will be free and clear of, all Liens (other than statutory restrictions or limitations generally affecting the foregoing).

               (d) To the Knowledge of Seller, no other person or entity who has the right to use the Scheduled Intellectual Property Rights in the U.S. and/or Canada either in the identical form shown on the Schedule attached to Section
3.16 or in such near resemblance thereto as may be likely to cause confusion or mistake or to deceive consumers as to the source or sponsorship of the goods or services so marked.

               (e) To the Knowledge of Seller, Seller's use of the Intellectual Property Rights in the U.S. and Canada does not infringe or otherwise violate the intellectual property rights or contract rights of any third-party and, except as set forth in Section 3.16 of the Seller Disclosure Statement, Seller is not aware of any claims, threatened or actual, that its use of the Intellectual Property Rights infringes upon or violates any third-party's rights or of any basis for such claims.

         3.17 FINANCIAL STATEMENTS; LIABILITIES; NO MATERIAL ADVERSE CHANGE.

               (a) Seller has delivered to Buyer true and complete copies of audited Financial Statements as of and for the fiscal years ended January 25, 1997, January 31, 1998 and January 30, 1999, and unaudited Financial Statements as of and for the eight months ended October 2, 1999, and said Financial Statements are attached hereto as Section 3.17(a) of Seller Disclosure Statement. All of such Financial Statements present fairly the financial condition and results of operations of the Division as at and for the dates or periods indicated thereon. Except for the omission of certain notes and the absence of year-end adjustments (consisting only of normal recurring adjustments) in the unaudited Financial Statements, all of such Financial Statements have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated.

               (b) Except as disclosed in Section 3.17(b) of Seller Disclosure Statement, since January 30, 1999, there has been no material adverse change in the Assets or the Division's financial position, results of operations, prospects or business.

         3.18 ABSENCE OF CERTAIN CHANGES.

               (a) Except as disclosed in Section 3.18(a) of Seller Disclosure Statement, since January 30, 1999, there has not been:

                    (i) any change in circumstances that had or might have a Seller Material Adverse Effect;

                    (ii) any damage, destruction or loss (whether or not covered by insurance) that had or might have a Seller Material Adverse Effect; or

                    (iii) any adverse change in the sales patterns or pricing policies of the Division, taken as a whole.

               (b) Except as disclosed in Section 3.18(b) of Seller Disclosure Statement, since January 30, 1999, the Division (which, for purposes hereof, shall also include Seller, but only to the extent of the Division's business) has not done any of the following:

                    (i) merged into or with or consolidated with, any other corporation or acquired the business or assets of any Person;

                    (ii) purchased any securities of any Person;

                    (iii) created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any indebtedness, or made any loan or advance to, or any investment in, any Person, except in each case in the ordinary course of business;

                    (iv) made any change in any existing election, or made any new election, with respect to any Tax law in any jurisdiction which election could have an effect on the tax treatment of the Division or the Division's business operations;

                    (v) entered into, amended or terminated any material agreement;

                    (vi) sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Assets except (i) in the ordinary course of business, or (ii) pursuant to any agreement specified in
         Section 3.10 of Seller Disclosure Statement;

                    (vii) settled any claim or litigation, or filed any settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

                    (viii) incurred or approved, or entered into any agreement or commitment to make, any expenditures in excess of $10,000 (other than (x) those required pursuant to any agreement specified in Section
         3.10 of Seller Disclosure Statement, (y) those related to the purchase of inventory in the ordinary course of business and (z) those for the purchase of furniture, fixtures and equipment for retail stores that are currently open or scheduled to be opened by the Division or which the Seller has committed to purchase pursuant to the provisions of any Contract);

                    (ix) maintained its books of account other than in the usual, regular and ordinary manner in accordance with GAAP and on a basis consistent with prior periods or made any change in any of its accounting methods or practices that would be required to be disclosed under GAAP;

                    (x) revalued any of the Assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable, except as consistent with past practices;

                    (xi) engaged in any one or more activities or transactions outside the ordinary course of business; or

                    (xii) committed to do any of the foregoing.

         3.19 OWNERSHIP OF DIVISION ASSETS.

               (a) Except as provided under the provisions of the Contracts, Seller has and will have as of the Closing Date legal and beneficial ownership of the Assets. The Assets will be free and clear of any and all Liens as of the Closing.

               (b) Except as set forth in Section 3.19(b) of the Disclosure Statement, since January 30, 1999, none of Seller's Affiliates has directly or indirectly acquired any interests in any of the assets of the Division or any assets, rights or interests related to any of such assets of the Division.

         3.20 INVENTORY. The inventories (collectively referred to as "inventory" or "inventories") of the Division acquired subsequent to January 30, 1999 have been acquired in the ordinary course of business consistent with the past practices of the Division, the seasonal nature of the Division's business and the growth of the Division's sales during 1999 compared to the prior year. As of the Closing, the inventory will consist of items of quality, quantity and type consistent with past practices of the Division as modified by the trends in the business of the Division. Since January 30, 1999, inventory markdowns have only been taken in the ordinary course of the Division's business consistent with past practices. To the Knowledge of Seller as of the date of this Agreement, there is no reason to believe that the Division will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality, the inventory necessary to conduct its business in the manner now conducted, including, without limitation, inventory which historically has been imported. All items included in the inventories are the property of the Division and no items included in the inventories have been pledged as collateral or are held by the Division on consignment from others.

          3.21 SUPPLIERS; SALES. No later than five business days after the execution of this Agreement, Seller shall deliver to Buyer Section 3.21 of Seller Disclosure Statement, which will set forth the 20 principal suppliers of the Division during each of calendar 1998 and the eight months ended October 2, 1999, together with the dollar amount of goods purchased by the Division from each such supplier during each such period. Except as may be set forth in
Section 3.21 of the Seller Disclosure Statement, the Division maintains good relations with all suppliers listed or required to be listed in Section 3.21 of Seller Disclosure Statement as well as with governments, partners, financing sources and other parties with whom the Division has significant relations, and no such party has canceled, terminated or made any threat to either Seller or to the Division to cancel or otherwise terminate its relationship with the Division or to materially decrease its services or supplies to the Division.

         3.22 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither Seller nor any of its Affiliates, or any other Person acting on behalf of or associated with Seller, acting alone or together, has with respect to the Division's business, including the Assets: (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier, official or employee of any Governmental Authority, or any political party or candidate for office (domestic or foreign) or other Person; or (b) directly or indirectly, given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, official or employee of any Governmental Authority, or any political party or candidate for office (domestic or foreign) or other Person who was, is or may be in a position to help or hinder the business of the Division (or assist Seller and/or the Division in connection with any actual or proposed transaction) which, in the case of (a) or (b), (i) may subject Seller and/or the Division to any material Damages in any criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had a Seller Material Adverse Effect, or (iii) if not, continued in the future, may have a Seller Material Adverse Effect.

              ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller that:

         4.01 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

         4.02 AUTHORITY, APPROVAL AND ENFORCEABILITY. This Agreement has been duly executed and delivered by Buyer and Buyer has all requisite corporate power and legal capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered by Buyer in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agreements. This Agreement and each Collateral Agreement to which Buyer is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with their respective terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.

         4.03 NO DEFAULT OR CONSENTS. Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will:

                    (i) violate or conflict with any of the terms, conditions or provisions of the charter or bylaws of Buyer;

                    (ii) violate any Legal Requirements applicable to Buyer, except for such violations or conflicts that, individually or in the aggregate, would not have a Buyer Material Adverse Effect; or

                    (iii) require Buyer to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority, except for applicable requirements of the pre-merger notification requirements of the HSR Act and any comparable Canadian antitrust statutes.

         4.04 NO PROCEEDINGS. No suit, action or other proceeding is pending or, to Buyer's knowledge, threatened before any Governmental Authority seeking to restrain Buyer or prohibit its entry into this Agreement or prohibit the Closing, or seeking damages against Buyer or its properties as a result of the consummation of the transactions contemplated by this Agreement.

         4.05 BROKERS. Other than Bear, Stearns & Co. Inc. ("Bear Stearns"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the execution and delivery of this Agreement by Buyer and/or consummation of the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer.


               ARTICLE V - CONDUCT OF BUSINESS PENDING THE CLOSING

         5.01 CONDUCT OF BUSINESS BY THE DIVISION PENDING THE CLOSING. Seller covenants and agrees that, from the date of this Agreement to the Closing, except as otherwise expressly provided for in this Agreement, unless Buyer shall otherwise agree in writing, Seller shall, and shall cause the Division to, conduct its business in the ordinary course and in a manner consistent in all material respects with past practice. Seller shall, and shall cause the Division to, use all commercially reasonable efforts to (i) preserve intact its business organization, (ii) keep available the services of the current officers, Employees and consultants of the Division, (iii) preserve the current relationships of the Division with customers, distributors, suppliers, licensors, licensees, contractors and other persons with which the Division has significant business relations, (iv) maintain all Assets in good repair and condition (except for ordinary wear and tear) other than those disposed of in the ordinary course of business, (v) maintain all insurance necessary to the conduct of the Division's business as currently conducted; provided, however, that Buyer shall cooperate with Seller to cause termination as of the Closing Date of the insurance coverage identified in writing for this purpose by Seller to Buyer and Seller shall take all actions necessary to discharge any and all liabilities or obligations of the Division arising with respect to any such coverage that is to be terminated hereunder, (vi) maintain its books of account and records in the usual, regular and ordinary manner, and (vii) maintain and protect all of its Intellectual Property Rights in a manner consistent in all material respects with past practice. By way of amplification and not limitation, except as contemplated by this Agreement, Seller shall not, and shall cause the Division not to, between the date of this Agreement and the Closing Date, directly or indirectly do, or propose to do, any of the following relating to the Assets, the Employees or the business of the Division, without the prior written consent of Buyer:

               (a) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any options, warrants, convertible securities or other rights of any kind to acquire any ownership interest (including, without limitation, any phantom interests), of the Division or (ii) any Assets, except for sales in the ordinary course of business consistent with past practice and other asset sales for consideration or having a fair market value aggregating not more than $50,000;

               (b) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) or agree to acquire any corporation, partnership, limited liability company, or other business organization or division thereof;

               (c) (i) incur or agree to incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances, or capital contributions to or investments in, any other Person, except in the ordinary course of business consistent with past practice and in an amount not in excess of $50,000; or (ii) authorize capital expenditures which are, in the aggregate, in excess of $50,000 (except capital expenditures related to the purchase of furniture, fixtures and equipment for retail stores that are currently opened or scheduled to be opened by the Division or which the Seller has committed to purchase pursuant to the provisions of any Contract);

               (d) acquire, or agree to acquire, sell, lease or dispose of any Assets, other than sales or leases of fixed assets (other than Leased Premises) or sales of inventory, in each case, in the ordinary course of business consistent with past practice;

               (e) enter into, establish, adopt, amend or renew any material employment, consulting, severance or similar agreement or arrangements with any director, officer, or employee, or grant any salary or wage increase (other than in the ordinary course consistent with past practice);

               (f) establish, adopt, amend or increase benefits under any Benefit Plan, stock option or stock purchase plan or arrangement (other than as may be required by applicable Legal Requirements);

               (g) enter into any labor or collective bargaining Contract, memorandum of understanding, grievance settlement or any other agreement or commitment to or relating to any labor union;

               (h) discharge or satisfy any Lien or pay or satisfy any material obligation or liability (fixed or contingent) except in the ordinary course of business consistent with past practice or to effectuate the transactions contemplated by this Agreement, or commence any voluntary petition, proceeding or action under any bankruptcy, insolvency or other similar Legal Requirements;

               (i) take any action that, if taken prior to the date hereof, would have been required to be disclosed in Section 3.18 of Seller Disclosure Statement;

               (j) enter into any Contract with any director, officer, employee or stockholder of the Division or any Affiliate of the foregoing, except in the ordinary course of business consistent with past practice;

               (k) enter into any Contract, except for non-material Contracts in the ordinary course of business consistent with past practice and enter into any leases or subleases for real property;

               (l) make or change any election, file any amended Tax Return, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Division, fail to timely file any Tax Return, take a position on a Tax Return not in keeping with prior practice or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission could have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of the Division;

               (m) take any action or omit to take any action which would result in a violation of any applicable Legal Requirements or would cause a breach of any Contract, which violation or breach would have a Seller Material Adverse Effect;

               (n) license, assign or otherwise transfer to any Person any rights to any Intellectual Property Rights, except in the ordinary course of business consistent with past practice;

               (o) fail to maintain or enforce any Intellectual Property Rights, except in the ordinary course of business consistent with past practice; or

               (p) authorize or propose, or agree to take, any of the foregoing actions prohibited under this Section 5.01.


                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

         6.01 APPROPRIATE ACTION; CONSENTS; FILINGS; FURTHER ASSURANCES.

               (a) Seller shall, and shall cause the Division to, use their commercially reasonable efforts, and Buyer shall use its commercially reasonable efforts, to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements or otherwise to consummate the transactions contemplated hereby as promptly as practicable, (ii) obtain expeditiously from any Governmental Authority any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Seller, the Division or Buyer in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and
(iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the transactions contemplated hereby required under (A) the HSR Act and any related governmental request thereunder and (B) any other applicable Legal Requirements; PROVIDED, that Seller and Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing. From the date of this Agreement until the Closing, each party shall promptly notify the other party in writing of any pending or, to the knowledge of the first party, threatened action, proceeding or investigation by any Governmental Authority or any other Person seeking to restrain or prohibit the consummation of the transactions or otherwise limit the right of Buyer to own or operate all or any portion of the Assets, which would have a Seller Material Adverse Effect prior to or after the Closing.

               (b) Seller shall promptly provide notice to each landlord with respect to obtaining its consent with respect to any Lease that in accordance with its terms requires the consent of such landlord and Seller and Buyer shall otherwise use their commercially reasonable efforts both prior to and after the Closing to obtain such landlord consent to the valid assignment of any Lease by Seller to Buyer.

               (c) Seller and Buyer shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Legal Requirements in connection with the transactions contemplated by this Agreement.

               (d) Each of Seller and Buyer shall give any notices to third parties and use their commercially reasonable efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the transactions contemplated hereby, (B) disclosed or required to be disclosed in Seller Disclosure Statement or (C) required to prevent a Seller Material Adverse Effect from occurring prior to or after the Closing Date.

               (e) If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional documents, the proper officers and directors of each party to this Agreement shall take all such necessary action.

         6.02 ACCESS TO INFORMATION; CONFIDENTIALITY.

               (a) Seller and Buyer shall comply with, and shall cause their respective Representatives (as defined below) to comply with, to the extent permitted by applicable Legal Requirements, all of their respective obligations under the Confidentiality Agreement dated August 19, 1999 (the "Confidentiality Agreement") between Seller and Buyer. Notwithstanding the Confidentiality Agreement, Seller acknowledges that Buyer may cause an information memorandum to be prepared and used in connection with the consummation of its financing of the transactions contemplated hereby; PROVIDED, that any recipient of such information memorandum shall be subject to customary confidentiality requirements.

               (b) Subject to the Confidentiality Agreement, from the date hereof to the Closing Date, Seller shall, and shall cause the Division to, provide to Buyer (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively the "Representatives"), access to all information and documents which Buyer may reasonably request regarding the Assets and other aspects of the Division.

               (c) From the date hereof to the Closing Date, Seller shall, and shall cause the Division to, (i) provide to Buyer and its Representatives access at reasonable times, upon prior notice, to the officers, employees, agents, properties, offices and other facilities of the Division and to the books and records thereof and (ii) furnish promptly such information concerning the Assets and other aspects of the Division as Buyer or its Representatives may reasonably request.

               (d) No investigation by Buyer, whether prior to the execution of this Agreement or pursuant to this Section 6.02, shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

         6.03 CASUALTY LOSS. If, between the date of this Agreement and the Closing Date, any of the Assets shall be destroyed or damaged in whole or in part by fire, earthquake, flood, other casualty or any other cause, then Seller shall, at Buyer's election, (i) cause such Assets to be repaired or replaced prior to the Closing Date with Assets of substantially the same condition and function, but only if such repair or replacement is commercially practicable prior to the Closing Date, (ii) deposit in a separate account an amount sufficient to cause such Assets to be so repaired or replaced, or (iii) enter into contractual arrangements satisfactory to Buyer so that the Assets will have at the Closing Date the same economic value as if such casualty had not occurred.

         6.04 ADDITIONAL FINANCIAL STATEMENTS. Seller shall cause KPMG Peat Marwick, LLP ("KPMG"), Seller's and Buyer's independent auditors, to prepare any and all additional audited financial statements and unaudited financial information with respect to the Division that KPMG deems to be necessary to satisfy Buyer's obligations under the Exchange Act as well as any other Legal Requirements (collectively the "Additional Financial Statements"), all of which Additional Financial Statements shall be in conformity with GAAP and Regulation S-X as promulgated under the Securities Act of 1933, as amended.

         6.05 NOTIFICATION OF CERTAIN MATTERS. From and after the date of this Agreement until the Closing Date, each party hereto shall promptly notify the other parties hereto of:

               (a) the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would be reasonably likely to cause any
(i) representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any material covenant or any condition to the obligations of any party to effect the transactions contemplated by this Agreement not to be complied with or satisfied;

               (b) the failure of any party hereto to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement;

               (c) the receipt of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

               (d) the receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

               (e) any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the party, threatened against, relating to or involving or otherwise affecting Seller or the Division or Buyer, which relates to the consummation of the transactions contemplated by this Agreement;

in each case, to the extent such event or circumstance is or becomes known to the party required to give such notice; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 6.05 shall not be deemed to be an amendment of this Agreement or any Section in Seller Disclosure Statement or Buyer Disclosure Statement and shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement.

         6.06 PUBLIC ANNOUNCEMENTS. Buyer and Seller shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated hereby. Prior to the Closing, Buyer and Seller shall not issue any such press release or make any such public statement without the prior consent of the other (which consent shall not be unreasonably withheld), except as may be required by Legal Requirements or any listing agreement with any national securities exchange to which Buyer or Seller is a party and, in such case, shall use reasonable effects to consult with all the parties hereto prior to such release or statement being issued.

         6.07 EMPLOYMENT MATTERS.

         On the Closing Date, Seller shall terminate as of the Effective Time, and Buyer shall offer to hire as of the Effective Time, all of the Employees of the Division (other than the Executives) at a comparable job and for comparable compensation as each such Employee was employed by Seller immediately prior to the Closing Date. No later than five business days prior to the Closing Date, Buyer shall designate to Seller which Executives Buyer intends to offer to hire, and on the Closing Date, Seller shall terminate as of the Effective Time, and Buyer shall offer to hire as of the Effective Time, all such designated Executives. Buyer shall have no obligation in respect of, and assume no responsibility for, accrued employment benefits of any kind claimed to belong or belonging to any such employee of the Division, including but not limited to pension or retirement benefits, stock, profit sharing, bonus or other incentive compensation plans, vacation pay, severance pay and benefits, payroll withholding, medical or dental plans or insurance plans and Seller shall remain liable for all such accrued employment benefits. Seller shall not be obligated for any period from and after the Effective Time under the Seller's store associate bonus program.

         6.08 NONCOMPETITION; NONSOLICITATION; NONDISCLOSURE. For a period of five years from and after the Closing Date, neither Seller nor any of its Affiliates shall, directly or indirectly, (i) own, manage, operate, join, control or participate in the ownership, management, operation or control of, as stockholder or partner or any other similar capacity with any business which is in competition with the business of the Division as conducted in the United States and Canada immediately prior to the Closing, except that the current merchandising concepts of Seller and its Affiliates to the extent that they currently compete with the business of the Division in the United States and

Canada shall be excluded from the restrictions set forth in this Section, (ii) solicit, employ, retain as a consultant, interfere with or attempt to entice away from the Division or Buyer (or their Affiliates), or any successor to any of the foregoing, any Executive that received an offer of employment from Buyer pursuant to the terms of this Agreement, (iii) solicit through direct contact or any other means of solicitation targeted directly at Employees, interfere with or attempt to entice away from the Division or Buyer (or their Affiliates), or any successor to any of the foregoing, any Employee (including only those Executives covered by (ii) above), (iv) disclose, directly or indirectly, to any Person, any confidential information relating to the Assets or any aspect of the Division or its business or relating to Buyer or its Affiliates, or any information concerning their respective financial condition, customers, suppliers and business strategy or the methods generally of doing and operating their respective businesses, except to the extent that such information is a matter of public knowledge or is required to be disclosed by applicable Legal Requirements. Ownership of not more than two percent of the outstanding stock of any publicly traded company shall not, in and of itself, be a violation of this
Section 6.08.

         The restrictive covenant contained in this Section 6.08 is a covenant independent of any other provision of this Agreement, and the existence of any claim which Seller may allege against Buyer, the Division or any of their Affiliates, whether based on this Agreement or otherwise, shall not prevent the enforcement of this covenant. Seller agrees that a breach of this Section 6.08 shall cause irreparable harm to Buyer, the Division and their Affiliates, that Buyer's and the Division's remedies at law for any breach or threat of breach of the provisions of this Section 6.08 shall be inadequate, and that Buyer and/or the Division shall be entitled to an injunction or injunctions to prevent breaches of this Section 6.08 and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Buyer and/or the Division may be entitled at law or in equity. The five year period shall be tolled during any period of violation of this Section 6.08 and during any other period required for litigation during which Buyer and/or the Division seeks to enforce this covenant. In the event that this Section 6.08 shall be determined by an court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the longest period of time for which it may be enforceable, and/or over the largest geographical area as to which it may be enforceable and/or to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court in such action.

         6.09 REPRESENTATIONS. Each of Seller and Buyer (a) will use commercially reasonable efforts to take all action necessary to render true and correct as of the Closing its respective representations and warranties contained in this Agreement, (b) will refrain from taking any action that would render any such representation or warranty untrue or incorrect as of such time and (c) will perform or cause to be satisfied each agreement or covenant to be performed or satisfied by it.

         6.10 BULK TRANSFERS; OTHER TAXES. Buyer and Seller each hereby acknowledge that Seller and Buyer do not intend to comply with any Legal Requirements relating to bulk transfers in connection with the execution, delivery and performance of this Agreement and the agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby. Seller shall, in accordance with Section 8.01, indemnify and hold Buyer (and its Affiliates) harmless from any loss, liability or expense resulting from Seller's failure to comply therewith. Each party shall be liable (and shall indemnify the other party) with respect to any United States or Canadian sales, transfer or other similar Taxes imposed on such party arising out of or in connection with the sale of the Assets by Seller to Buyer. At Closing, Buyer shall provide Seller with appropriate resale certificates for all merchandise inventory transferred by Seller to Buyer.

         6.11 INTELLECTUAL PROPERTY RIGHTS. From and after the Closing Date, Seller shall immediately discontinue any use or exploitation of the U.S. and Canadian Intellectual Property Rights and shall not thereafter use, or exploit in any manner for any purpose whatever, the Intellectual Property Rights or any word, symbol, phrase or marking confusingly similar thereto in the U.S. or Canada; or in electronic commerce in or with the U.S. or Canada; or for direct mail catalog sales or advertising directed to the U.S. or Canada; or for products sold through channels of trade or to traders outside of the U.S. and Canada who are known to be diverters of merchandise to the U.S. and Canada. Seller shall execute such other additional documents as may, in the opinion of Buyer's counsel, he required or desirable in order to effectuate the good and valid absolute transfer of Seller's U.S. and Canadian Intellectual Property Rights to Buyer, to document Buyer's ownership of said statutory U.S. and Canadian Intellectual Property Rights with the appropriate government agencies, and to procure the executed and notarized Releases required to void and release any and all Liens granted and/or recorded against the U.S. and Canadian Intellectual Property Rights and to enable Buyer to acquire and establish good, valid, unencumbered title to said Rights free of such Liens.




                                   ARTICLE VII
                            CONDITIONS TO THE CLOSING

         7.01 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Legal Requirements, waiver by the party for whose benefit such condition exists) of the following conditions:

               (a) any applicable waiting period under the HSR Act or any similar Canadian statute relating to the transactions contemplated by this Agreement shall have expired or been terminated;

               (b) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any Governmental Authority or a court of competent jurisdiction which has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of such transactions or of limiting or restricting Buyer's conduct or operation of the business of the Division after the Closing; and

               (c) all other necessary and material governmental and regulatory clearances, consents, or approvals shall have been received.

         7.02 CONDITIONS TO THE OBLIGATIONS OF BUYER. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Legal Requirements, waiver by Buyer of the following further conditions:

               (a) (i) Seller shall have performed all of its obligations hereunder required to be performed by it at or prior to the Closing; and (ii) each of the representations and warranties of Seller contained in this Agreement shall be true and correct, in each case as of the Closing Date as if made at and as of such time, (except for representations or warranties that are made as of a specific date);

               (b) Buyer shall have received from Seller the items specified in
Section 2.02 of this Agreement; and

               (c) Seller shall have obtained all consents, authorizations, approvals and waivers from third parties, in form reasonably acceptable to Buyer, which are necessary in order to enable (i) the consummation of the transactions, (ii) the transfer or assignment of all Assets, Contracts and Leases to Buyer, and (iii) Buyer to conduct the business of the Division in all material respects after the Closing Date on the same basis as conducted prior to the date hereof. Notwithstanding the foregoing, Seller shall not be obligated as a condition to Closing to obtain landlord consents with respect to any Lease that cannot be assigned without the consent of the Landlord, but Seller shall remain obligated to use its commercially reasonable efforts to obtain such consents after the Closing as provided in Section 6.01(b).

         7.03 CONDITIONS TO THE OBLIGATIONS OF SELLER. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Legal Requirements, waiver by Seller of the following further conditions:

               (a) (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date; and (ii) each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects, in each case as of the Closing Date as if made at and as of such time; and

               (b) Seller shall have received from Buyer the items specified in
Section 2.03 of this Agreement.

         7.04 MATERIAL ADVERSE AFFECT. Notwithstanding the other provisions of
Article VII, the Buyer shall be required to consummate the transactions contemplated by this Agreement even if a condition to the Closing (other than the condition set forth in Section 7.01(a)) has not been fully satisfied, unless the failure of such condition is or is reasonably likely to be materially adverse to the Assets, business, properties, results of operations, prospects or condition (financial or otherwise) of the Division, taken as a whole, but excluding any material adverse change that is demonstrated to be primarily caused by the announcement or pendency of the transactions contemplated by this Agreement. The consummation of the transactions contemplated by this Agreement despite Seller's failure to satisfy one or more conditions set forth in Section
7.01 or 7.02 shall not be construed as a waiver of Buyer's rights against Seller for the breach by Seller of any of its representations, warranties, covenants or agreements set forth in this Agreement and Buyer shall retain all such rights from and after the Closing.




                         ARTICLE VIII - INDEMNIFICATION


         8.01 INDEMNIFICATION OF BUYER. (a) Seller shall indemnify, save and hold harmless Buyer and its Affiliates, and their respective Representatives, from and against any and all Damages incurred in connection with or arising out of or resulting from (i) any breach of any covenant or agreement, or the inaccuracy of any representation or warranty, made by Seller in or pursuant to this Agreement, (ii) any Taxes related to Seller or the business of the Division; provided, however, that such indemnity shall exclude the liability for Taxes relating to any period beginning on or after the Closing Date, (iii) any liability, obligation, debt or commitment of Seller described in Section 1.01(c) (other than Assumed Obligations), and (iv) any liability or obligation, whether accrued, absolute, contingent, reasonably known, existing or arising out of any transaction or state of facts existing prior to the Closing Date, unless such liability or obligation is an Assumed Obligation or relates to the operation of the business of the Division after the Effective Time. Notwithstanding the foregoing, Seller shall not have any obligation to indemnify Buyer and its Affiliates, and their respective Representatives, from and against any and all Damages resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty of Seller (excluding any materiality exception that may be contained in such representation or warranty) contained in this Agreement until Buyer and its Affiliates, and their respective Representatives, have suffered in the aggregate Damages by reason of all such breaches (or alleged breaches) in excess of $500,000 (at which point Seller will be obligated to indemnify Buyer and its Affiliates, and their respective Representatives, from and against all such Damages in excess of $500,000). For the purposes of the foregoing sentence, only Damages with respect to any individual breach (or alleged breach), including all other breaches arising out of the same facts or circumstances, which exceed $5,000 will be included in determining whether such $500,000 threshold has been reached; provided, that the full amount of any such Damages shall be included in such calculation.

         8.02 INDEMNIFICATION OF SELLER. Buyer shall indemnify, save and hold harmless Seller and its Affiliates, and their respective Representatives, from and against any and all Damages incurred in connection with or arising out of or resulting from (i) any breach of any covenant or agreement, or the inaccuracy of any representation or warranty, made by Buyer in or pursuant to this Agreement,
(ii) any Taxes related to Buyer or the operation of the business of the Division from and after the Closing Date, (iii) any Assumed Obligation, or (iv) the operation of the business of the Division from and after the Effective Time. Notwithstanding the foregoing, Buyer shall not have any obligation to indemnify Seller and its Affiliates, and their respective Representatives, from and against any and all Damages resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty of Buyer (excluding any materiality exception that may be contained in such representation or warranty) contained in this Agreement until Seller and its Affiliates, and their respective Representatives, have suffered in the aggregate Damages by reason of all such breaches (or alleged breaches) in excess of $500,000 (at which point Buyer will be obligated to indemnify Seller and its Affiliates, and their respective Representatives, from and against all such Damages in excess of $500,000). For the purposes of the foregoing sentence, only Damages with respect to any individual breach (or alleged breach), including all other breaches arising out of the same facts or circumstances, which exceed $5,000 will be included in determining whether such $500,000 threshold has been reached; provided, that the full amount of any such Damages shall be included in such calculation.

         8.03 THIRD-PARTY CLAIMS.

               (a) For purposes of this Section, a party making a claim for indemnity under this Agreement is hereinafter referred to as an "Indemnified Party" and the party against whom such claim is asserted is hereinafter referred to as the "Indemnifying Party." An Indemnified Party shall give prompt written notice to an Indemnifying Party of the commencement or assertion of any third-party action in respect of which such Indemnified Party shall seek indemnification hereunder. Any failure to so notify an Indemnifying Party shall not relieve an Indemnifying Party from any liability that it may have to such Indemnified Party under this Article unless the failure to give such notice materially and adversely prejudices an Indemnifying Party. Neither Buyer nor Seller will have any indemnification obligation under this Agreement unless notice is given of any claim for indemnification prior to the end of the period during which representations, warranties, covenants and agreements survive as provided in Section
         11.01. An Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such third-party action on such terms as they deem appropriate; provided, however, that:

                       (i) the Indemnified Party shall be entitled, at his, her, or its own expense, to participate in the defense of such third-party action;

                       (ii) an Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment would have a Material Adverse Effect on its business or, in the case of an Indemnified Party who is a natural person, on his or her assets or interests;

                       (iii) an Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third-party action; and

                       (iv) an Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any third-party action (i) as to which an Indemnifying Party fails to assume the defense within a reasonable length of time or (ii) to the extent the third-party action seeks an Order against the Indemnified Party which, if successful, would have a Material Adverse Effect on the business, operations, assets, or financial condition of the Indemnified Party; PROVIDED, HOWEVER, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment which would give rise to liability on the part of the Indemnifying Party without the prior written consent of the Indemnifying Party.

               (b) An Indemnifying Party shall make payments of all amounts required to be made pursuant to the foregoing provisions of this Section to or for the account of the Indemnified Party from time to time promptly upon receipt of bills or invoices relating thereto or when otherwise due and payable, provided that the Indemnified Party has agreed in writing to reimburse the Indemnifying Party for the full amount of such payments if the Indemnified Party is ultimately determined not to be entitled to such indemnification.

               (c) The parties hereto shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

         8.04 INDEMNIFICATION NOT INVOLVING THIRD-PARTY CLAIMS; NOTICE. If an Indemnified Party intends to seek indemnification hereunder, other than in connection with the commencement or assertion of any action, proceeding, demand, or claim by a third-party, the Indemnified Party shall notify the Indemnifying Party in writing within 60 days after the Indemnified Party's discovery of facts upon which it intends to base its claim for indemnification hereunder, but the failure to or delay so to notify the Indemnifying Party shall not relieve the Indemnifying Party, except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such claim has been adversely affected by the failure or delay.


                 ARTICLE IX - TERMINATION, AMENDMENT AND WAIVER

         9.01 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

               (a) by written consent of Seller and Buyer;

               (b) by Buyer or Seller if (i) the waiting period applicable to the consummation of the Merger under the HSR Act shall not have expired or been terminated prior to January 31, 2000, (ii) any court of competent jurisdiction in the United States or other United States Governmental Authority shall have issued an order (other than a temporary restraining order), decree or ruling, or taken any other action, restraining, enjoining or otherwise prohibiting the transactions (provided, however, that neither party may terminate this Agreement pursuant to this Section 9.01(b) prior to January 31, 2000 if the party subject to such order, decree or ruling is using its commercially reasonable efforts to have such order, decree or ruling removed, unless such order, decree or ruling shall have become final and non-appealable), or (iii) the Closing Date shall not have occurred on or before January 31, 2000; provided, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing Date to occur on or before such date;

               (c) by Seller, upon a breach by Buyer of any representation, warranty, or agreement set forth in this Agreement such that the condition set forth in Section 7.03(a) would not be satisfied; provided, however, that, if such breach is curable by Buyer through the exercise of its commercially reasonable efforts and Buyer continues to exercise such best efforts, Seller may not terminate this Agreement under this Section 9.01(c) for a period of 30 days from the date on which Buyer delivers to Seller written notice setting forth in reasonable detail the circumstances giving rise to such breach; or

               (d) by Buyer, upon a breach by Seller of any representation, warranty, or agreement set forth in this Agreement such that the condition set forth in Section 7.02(a) would not be satisfied so that under the provisions of
Section 7.04 Buyer would not be required to close; PROVIDED, HOWEVER, that, if such breach is curable by Seller through the exercise of its commercially reasonable efforts and Seller continues to exercise such best efforts, Buyer may not terminate this Agreement under this Section 9.01(d) for a period of 30 days from the date on which Buyer delivers to Seller written notice setting forth in reasonable detail the circumstances giving rise to such breach.

         9.02 METHOD OF TERMINATION; EFFECT OF TERMINATION. Any such right of termination hereunder shall be exercised by written notice of termination given by the terminating party to the other parties hereto in the manner hereinafter provided in Section 11.02. Any such right of termination shall not be an exclusive remedy hereunder but shall be in addition to any other legal or equitable remedies that may be available to any non-defaulting party hereto arising out of any default hereunder by any other party hereto.

         9.03 FEES AND EXPENSES. All expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same; provided, however, that (i) Buyer and Seller shall bear equally all expenses incurred by the parties hereto and their respective Affiliates, if applicable, in connection with any filing under the HSR Act due to the transactions contemplated herein, and (ii) Seller shall bear all expenses of KPMG for the preparation of the Additional Financial Statements.

         9.04 AMENDMENT. This Agreement may be amended by the parties hereto at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         9.05 WAIVER. At any time prior to the Closing, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered by the other party pursuant hereto and (c) waive compliance with any agreement or condition to its obligations (other than the condition set forth in paragraph (a) of Section 7.01) contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.


                             ARTICLE X - DEFINITIONS

         Capitalized terms used in this Agreement are used as defined in this
Article X or elsewhere in this Agreement.

         10.01 AFFILIATE. The term "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. The term "Control" as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

         10.02 COLLATERAL AGREEMENTS. The term "Collateral Agreements" means any or all agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement.

         10.03 CONTRACT. The term "Contract", when described as being those of or applicable to any Person, means any and all, whether written or oral, contracts, agreements, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, indentures, notes, guaranties, Liens, indebtedness, approvals or other instruments or undertakings to which such Person is a party or to which or by which such Person or the property of such Person is subject or bound, excluding any Permits and Leases.

         10.04 DAMAGES. The term "Damages" means any and all damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, expenses and assessments (including without limitation income and other taxes, interest, penalties and attorneys' and accountants' fees and disbursements).

         10.05 FINANCIAL STATEMENTS. The term "Financial Statements" means any or all of the financial statements, including balance sheets and related statements of income and statements of cash flow and the accompanying notes thereto, of the Division's business prepared in accordance with GAAP consistently applied, except as may be otherwise provided herein.

         10.06 GOVERNMENTAL AUTHORITY. The term "Governmental Authority" means any nation or country (including but not limited to the United States) and any state, province, commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

         10.07 INTELLECTUAL PROPERTY RIGHTS. The term "Intellectual Property Rights" means, collectively, all worldwide industrial and intellectual property and associated rights, including, without limitation, patents, patent applications, rights to file for patent applications (including but not limited to continuations, continuations-in-part, divisionals and reissues), trademarks, logos, confidential documentation, service marks, trade names and service names (in each case whether or not registered) and applications for and the right to file applications for registration thereof, Internet domain name or application for an Internet domain name, Internet and World Wide Web URLs or addresses, copyrights (whether or not registered) and applications for and the right to file applications for registration thereof, moral rights, mask work rights, mask work registrations and applications therefor, franchises, licenses, license or lease rights with respect to software or hardware, inventions, trade secrets, trade dress, know-how, customer lists, supplier lists, proprietary processes and formulae, software source code and object code, algorithms, net lists, architectures, structures, screen displays, layouts, inventions, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic or digital format), publicity and privacy rights and any other intellectual property rights arising under the laws of the United States of America, any state thereof, Canada or any province thereof or any other country or province thereof, and all documentation and media (in whatever form) constituting, describing or relating to the foregoing, including, without limitation, manuals, programmers' notes, memoranda and records.

         10.08 KNOWLEDGE OF SELLER. The term "Knowledge of Seller" or the "Seller's Knowledge" means the actual knowledge of Seller or any of its officers or directors or of the president, the vice president of merchandising/logistics, vice president of operations, vice president of stores, vice president of human resources and the chief financial officer of the Division with respect to the matter in question, and such knowledge Seller or any of its officers or directors or the president, any vice president listed above and the chief financial officer of the Division reasonably should have obtained upon diligent investigation and inquiry into the matter in question.

         10.09 LEGAL REQUIREMENTS. The term "Legal Requirements", when described as being applicable to any Person, means any and all domestic or foreign laws (statutory, judicial or otherwise), ordinances, rules, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such Person or such Person's business, assets, operations or properties.

         10.10 LIEN. The term "Lien" means, with respect to any property or asset, any mortgage, pledge, security interest, lien (statutory or other), charge, encumbrance or other similar restrictions or limitations of any kind or nature whatsoever on or with respect to such property or asset.

         10.11 PERMITS. The term "Permits" means all franchises, licenses, authorizations, approvals, permits, consents or other rights granted by an Governmental Authority and all certificates of convenience or necessity, immunities, privileges, licenses, concessions, consents, grants, ordinances and other rights, of every character whatsoever required for the conduct of business and the use of properties by the Division as currently conducted or Used.

         10.12 PERSON. The term "Person" means an individual, corporation, limited liability company, partnership, limited partnership, syndicate, person, trust, association or entity or Governmental Authority.

         10.13 REAL PROPERTY. The term "Real Property" means the retail stores leased by Seller and/or the Division and Used by the Division in the conduct of its business.

         10.14 REGULATIONS. The term "Regulations" means any and all regulations promulgated by the Department of the Treasury pursuant to the Code.

         10.15 SELLER MATERIAL ADVERSE EFFECT. The term "Seller Material Adverse Effect" means when used in connection with Seller, any change, effect, event, occurrence, condition or development that is or is reasonably likely to be materially adverse to (i) the Assets, business, properties, results of operations, prospects or condition (financial or otherwise) of the Division, taken as a whole (excluding industry and general economic conditions), or (ii) the ability of Seller to perform its obligations under this Agreement, but excluding any change, effect, event, occurrence, condition or development that is demonstrated to be primarily caused by the announcement or pendency of the transactions contemplated by this Agreement.

         10.16 TAX OR TAXES. The term "Tax" or "Taxes" means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

         10.17 TAX RETURN. The term "Tax Return" means any return, information report or filing with respect to Taxes, including any schedules attached thereto and any amendment thereof.

         10.18 USED. The term "Used" means, with respect to the Assets, Contracts, Leased Premises, Intellectual Property Rights, Real Property, or Permits of the Division, those owned, leased, licensed or otherwise held by Seller or the Division which were acquired for use or held for use by Seller or the Division in connection with the Division's business and operations as currently conducted, whether or not reflected on Seller's or the Division's books of account.


                         ARTICLE XI - GENERAL PROVISIONS

         11.01 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All of the terms and conditions of this Agreement, together with the representations, warranties and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing Date notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto; provided, however, that (a) the agreements and covenants (other than the indemnification provisions set forth in Article VIII, which shall survive as provided below) set forth in this Agreement shall survive and continue until all obligations set forth therein shall have been performed and satisfied; and (b) all representations and warranties set forth in this Agreement and the indemnification provisions set forth in Article VIII, shall survive and continue for, and all claims with respect thereto shall be made prior to June 1, 2001, except for (i) the representations and warranties set forth in Sections 3.01, 3.02, 3.09(a), 3.12, 4.01 and 4.02 (including all indemnification obligations related to such sections set forth in this Agreement) which shall survive until, and all claims with respect thereto shall be made, within 60 days after the expiration of the applicable statute of limitations, and (ii) representations, warranties and indemnities for which an indemnification claim shall be pending as of the end of the applicable period referred to above, in which event such indemnities shall survive with respect to such claim until the final disposition thereof.

         11.02 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized overnight courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

                  If to Buyer:

                  Claire's Stores, Inc.
                  3 S.W. 129th Avenue
                  Pembroke Pines, Florida 33027
                  Telecopy:         (305) 433-3999
                  Attention:        Rowland Schaefer

                  with copies to:

                  Greenberg Traurig, P.A.
                  1221 Brickell Avenue
                  Miami, Florida 33131
                  Telecopy:         (305) 579-0717
                  Attention:        Harold E. Berritt

                  If to Seller:

                  Venator Group, Inc.
                  233 Broadway
                  New York, New York 10279
                  Telecopy:         (212) 553-2114
                  Attention:        Secretary

                  with copies to:

                  Skadden, Arps, Slate, Meagher & Flom L.L.P.
                  919 Third Avenue
                  New York, New York 10022
                  Telecopy:         (212) 735-2000
                  Attention:        Thomas H. Kennedy

         11.03 ACCOUNTING TERMS. All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with GAAP.

         11.04 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Legal Requirement, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

         11.05 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (including the Schedules, Buyer Disclosure Statement and Seller Disclosure Statement, which are hereby incorporated herein by reference and made a part hereof for all purposes as if fully set forth herein) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties, except that Buyer may assign all or any of its rights and obligations hereunder to any Affiliate of Buyer, and Buyer may assign its rights and obligations hereunder as collateral security to any Person providing financing to Buyer; PROVIDED, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Notwithstanding the foregoing, Buyer shall not have the right to assign any particular Lease to any Person, if the assignment of such Lease would, in accordance with the terms of such Lease, adversely affect Seller's ability to obtain any required landlord consent of the assignment of such Lease.

         11.06 PARTIES IN INTEREST. Except as otherwise provided in Section 11.05, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         11.07 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         11.08 GOVERNING LAW. The provisions of this Agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of Delaware (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction). Each party hereto irrevocably submits to the jurisdiction of the state courts of the State of Delaware located in New Castle County, in any action or proceeding that is otherwise permitted under this Agreement or any other Collateral Agreement executed in connection with this Agreement, and each party hereby irrevocably agrees that all claims in respect of any such action or proceeding must be brought and/or defended in such court; provided, however, that matters which are under the exclusive jurisdiction of the Federal courts shall be brought in the Federal District Court for the District of Delaware. Each party hereto consents to service of process by any means authorized by the applicable law of the forum in any action brought under or arising out of this Agreement, and each party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

         11.09 ASSIGNMENT OF CONTRACTS. At the option of Buyer, and notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an assignment of any Contract or Intellectual Property Rights, if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof or in any way adversely affect the rights of Buyer thereunder. If such consent is not obtained, or if any attempt at an assignment thereof would be ineffective or would affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, Seller shall cooperate with Buyer to the extent necessary (i) to collect payments for (less expenses of collection), and then remit such payment to, Buyer under such Contract or Intellectual Property Rights, and (ii) to enforce Seller's rights under such Contract or Intellectual Property Rights, including enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise.

         11.10 HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.11 COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         11.12 CONSTRUCTION. This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the party who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

         11.13 BROKERS. Regardless of whether the Closing shall occur, (i) Seller shall indemnify and hold harmless Buyer from and against any and all liability for any brokers or finders' fees arising with respect to brokers or finders retained or engaged by Seller in respect of the transactions contemplated by this Agreement, and (ii) Buyer shall indemnify and hold harmless Seller from and against any and all liability for Bear Stearns and any other brokers' or finders' fees arising with respect to brokers or finders retained or engaged by Buyer in respect of the transactions contemplated by this Agreement.

         11.14 REMEDIES. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute, or otherwise.

         11.15 WAIVER. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly so provided.

         IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be executed as of the date first written above by their respective officer thereunto duly authorized.

                                    BUYER:

                                    CLAIRE'S STORES, INC.


                                    By: _______________________________________
                                        Rowland Schaefer, Chairman of the Board

                                    SELLER:

                                    VENATOR GROUP, INC.


                                    By: _______________________________________
                                        John H. Cannon, Vice President


                                    VENATOR GROUP SPECIALTY, INC.


                                    By: _______________________________________
                                        John H. Cannon, Vice President


                                    VENATOR GROUP CANADA INC.


                                    By: _______________________________________
                                        John H. Cannon, Vice President


                                    AFTERTHOUGHTS, INC.


                                    By: _______________________________________
                                        John H. Cannon, Vice President


                                    AFTERTHOUGHTS BOUTIQUES, INC.



                                    By: _______________________________________
                                        John H. Cannon, Vice President